                                    FORM 3

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   HRE PROPERTIES
   (Last)  (First)  (Middle)

   321 RAILROAD AVENUE
   (Street)

   GREENWICH   CT         06830
   (City)      (State)    (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   11/22/96

3. IRS or Social Security Number of Reporting Person (Voluntary)

   None.

4. Issuer Name and ticker or Trading Symbol

   HRE PROPERTIES (HRE)

5. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            /X/ 10% Owner
   / / Officer (give title below)          / / Other (Specify below)


6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing

   /X/  Form filed by one reporting person
   / /  Form filed by more than one reporting person

            Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security              2. Amount        3. Ownership    4. Nature of
   (Instr. 4)                        of Secu-         Form:           Indirect
                                     rities           Direct          Beneficial
                                     Bene-            (D) or          Ownership
                                     ficially         Indirect        (Instr. 5)
                                     Owned            (I)(Instr. 5)   Ownership
                                     (Instr. 4)                       (Instr. 5)
--------------------------------  -------------    ----------------  -----------
COMMON STOCK, no par value        600,000 Shares          D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* IF the form is filed by more than one reporting person, see Instruction
  5(b)(v).

         Table II--Derivative Security Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

   1. Title of Derivative                       2. Date Exercisable     3. Title and Amount of Securities Underlying Derivative
      Security (Instr. 4)                          and Expiration Date     Security (Instr. 4)
                                                   (Month/Day/Year)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
                                                Exercis-    Expiration                      Title                        Number of
                                                able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------


   1. Title of Derivative                          4. Conver-     5. Ownership     6. Nature of
      Security (Instr. 4)                          sion or        Form of          Indirect
                                                   Exercise       Derivative       Beneficial
                                                   Price of       Security         Ownership
                                                   Derivative     Direct
                                                   Security       (D) or
                                                                  Indirect (I)
                                                                  (Instr. 5)
----------------------------------------------  -------------  ---------------  --------------



Explanation of Responses:

As reported on a Schedule 13D dated November 27, 1996, HRE Properties is the sole general partner of Countryside Square Limited Partnership and, therefore, may be deemed to be the indirect beneficial owner of the 600,000 shares of common stock of HRE Properties held by Countryside Square Limited Partnership.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.




    HRE PROPERTIES



By: /s/ Charles J. Urstadt                         November 27, 1996
    ---------------------------------------    --------------------------
    Name:  Charles J. Urstadt                             Date
    Title: Chairman and Chief Executive
           Officer